Exhibit 5.1

Goodwin Procter LLP Counselors at Law Exchange Place Boston, Massachusetts 02109	T: 617.570.1000 F: 617.523.1231 www.goodwinprocter.com

November 8, 2012

WisdomTree Investments, Inc.

380 Madison Avenue, 21st Floor

New York, New York 10017

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (Registration No. 333-184505) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $177,118,337.05 of common stock, par value $0.01 per share (the “Selling Stockholder Shares”), of WisdomTree Investments, Inc., a Delaware corporation (the “Company”), to be sold by certain existing stockholders of the Company. The Registration Statement provides that the Selling Stockholder Shares may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that: the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP